Exhibit 99.2

COVANCE INC. AND SUBSIDIARIES

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

	September 30, 2014	December 31, 2013
(Dollars in thousands)	(UNAUDITED)
Assets
Current Assets:
Cash and cash equivalents	$704,822	$617,686
Short-term investments	—	111,359
Accounts receivable	330,751	331,815
Unbilled services	159,191	141,707
Inventory	51,463	48,257
Deferred income taxes	56,027	51,543
Prepaid expenses and other current assets	215,269	201,621

Total Current Assets	1,517,523	1,503,988
Property and equipment, net	862,173	913,612
Goodwill	118,075	109,820
Other assets	34,557	29,168

Total Assets	$2,532,328	$2,556,588

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$53,937	$59,713
Accrued payroll and benefits	129,891	170,806
Accrued expenses and other current liabilities	113,304	153,808
Unearned revenue	219,764	240,398
Income taxes payable	26,263	7,952

Total Current Liabilities	543,159	632,677
Long-term debt	250,000	250,000
Deferred income taxes	13,022	32,035
Other liabilities	77,002	76,630

Total Liabilities	883,183	991,342

Commitments and Contingent Liabilities
Stockholders’ Equity:
Preferred Stock – Par value $1.00 per share; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common Stock - Par value $0.01 per share; 140,000,000 shares authorized; 82,461,494 and 80,935,089 shares issued and outstanding, including those held in treasury, at September 30, 2014 and December 31, 2013, respectively	825	809
Paid-in capital	959,398	859,535
Retained earnings	1,913,585	1,779,833
Accumulated other comprehensive (loss) income	(10,080)	25,746
Treasury stock at cost (25,882,990 and 24,595,756 shares at September 30, 2014 and December 31, 2013, respectively)	(1,214,583)	(1,100,677)

Total Stockholders’ Equity	1,649,145	1,565,246

Total Liabilities and Stockholders’ Equity	$2,532,328	$2,556,588

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Net revenues	$627,075	$606,722	$1,886,583	$1,779,219
Reimbursable out-of-pocket expenses	43,922	40,328	137,810	146,142

Total revenues	670,997	647,050	2,024,393	1,925,361

Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	431,006	424,857	1,310,218	1,255,316
Reimbursable out-of-pocket expenses	43,922	40,328	137,810	146,142
Selling, general and administrative (excluding depreciation and amortization)	84,373	87,052	258,979	266,448
Depreciation and amortization	35,177	32,191	102,151	95,072
Impairment charges	—	—	52,564	—

Total costs and expenses	594,478	584,428	1,861,722	1,762,978

Income from operations	76,519	62,622	162,671	162,383

Other (income) expense, net:
Interest income	(572)	(667)	(1,826)	(1,806)
Interest expense	3,194	1,426	9,705	4,440
Foreign exchange transaction loss, net	1,608	882	3,552	1,911
Gain on sale of businesses	(13,448)	—	(15,096)	—
Gain on sale of investments	—	—	—	(16,400)

Other (income) expense, net	(9,218)	1,641	(3,665)	(11,855)

Income before taxes	85,737	60,981	166,336	174,238
Taxes on income	19,738	16,780	32,584	40,877

Net income	$65,999	$44,201	$133,752	$133,361

Basic earnings per share	$1.20	$0.81	$2.41	$2.45

Weighted average shares outstanding - basic	55,219,766	54,703,763	55,485,756	54,524,296

Diluted earnings per share	$1.16	$0.78	$2.32	$2.35

Weighted average shares outstanding – diluted	57,119,595	56,939,181	57,553,096	56,754,527

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands)	2014	2013	2014	2013
Net income	$65,999	$44,201	$133,752	$133,361

Other comprehensive (loss) income, net of tax:
Currency translation (loss) gain	(48,171)	27,311	(36,973)	2,162
Unrealized gain on securities	—	—	—	2,776
Amount reclassified for realized gain on securities	—	—	—	(10,194)
Defined benefit pension plan amortization of actuarial loss and prior service credits	383	234	1,147	702

Total other comprehensive (loss) income, net of tax	(47,788)	27,545	(35,826)	(4,554)

Comprehensive income	$18,211	$71,746	$97,926	$128,807

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(UNAUDITED)

	Nine Months Ended September 30
(Dollars in thousands)	2014	2013
Cash flows from operating activities:
Net income	$133,752	$133,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102,151	95,072
Non-cash impairment charges	52,564	—
Non-cash compensation expense associated with employee benefit and stock compensation plans	30,962	29,863
Deferred income tax benefit	(23,901)	(6,787)
Gain on sale of businesses	(15,096)	—
Gain on sale of investments	—	(16,400)
Loss on disposal of property and equipment	626	487
Changes in operating assets and liabilities, net of businesses sold and acquired:
Accounts receivable	1,324	(14,382)
Unbilled services	(17,370)	(10,477)
Inventory	(7,682)	(246)
Accounts payable	(5,818)	17,590
Accrued liabilities	(81,395)	(24,736)
Unearned revenue	(20,663)	10,746
Income taxes	23,681	20,228
Other assets and liabilities, net	(40,530)	(21,474)

Net cash provided by operating activities	132,605	212,845

Cash flows from investing activities:
Capital expenditures	(105,484)	(103,703)
Acquisition of business	(10,516)	—
Proceeds from sale of businesses	28,287	—
Short-term investments proceeds (purchases)	109,794	(109,794)
Proceeds from sale of investments	—	17,781
Other, net	3,546	528

Net cash provided by (used in) investing activities	25,627	(195,188)

Cash flows from financing activities:
Net repayments under revolving credit facility	—	(55,000)
Stock issued under option plans	63,257	57,172
Purchase of treasury stock	(113,906)	(29,505)

Net cash used in financing activities	(50,649)	(27,333)

Effect of exchange rate changes on cash	(20,447)	(348)

Net change in cash and cash equivalents	87,136	(10,024)
Cash and cash equivalents, beginning of period	617,686	492,824

Cash and cash equivalents, end of period	$704,822	$482,800

The accompanying notes are an integral part of these consolidated financial statements.

COVANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

September 30, 2014 and 2013

(dollars in thousands, unless otherwise indicated)

1. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. You should read these unaudited consolidated financial statements together with the historical consolidated financial statements of Covance Inc. and subsidiaries (“Covance” or the “Company”) for the years ended December 31, 2013, 2012 and 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2013.

2. Summary of Significant Accounting Policies

Principles of Consolidation

These unaudited consolidated financial statements include the accounts of all entities controlled by Covance. All significant intercompany accounts and transactions are eliminated. The equity method of accounting is used for investments in affiliates in which Covance owns between 20 and 50 percent and does not have the ability to exercise control. For investments in which Covance owns less than 20 percent and does not have the ability to exercise significant influence over operating or financial decisions of the investee, the cost method of accounting is applied. Where the fair value of the shares of the cost method investee is based on quoted prices in active markets, Covance accounts for such investments as available-for-sale securities. See Note 4.

Use of Estimates

These unaudited consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Short-Term Investments

Short-term investments consisted of bank term deposits, denominated in Swiss Francs, which matured in August 2014.

Inventory

Inventories, which consist principally of finished goods and supplies, are valued at the lower of cost (first-in, first-out method) or market. Finished goods accounted for $34.1 million and $30.3 million and supplies accounted for $17.4 million and $18.0 million of total inventory at September 30, 2014 and December 31, 2013, respectively.

Prepaid Expenses and Other Current Assets

In connection with the management of multi-site clinical trials, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs (such as travel, printing, meetings, couriers, etc.), for which the Company is reimbursed at cost, without mark-up or profit. Amounts receivable from customers in connection with billed and unbilled investigator fees, volunteer payments and other out-of-pocket pass-through costs are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets and totaled $97.2 million and $88.9 million at September 30, 2014 and December 31, 2013, respectively. See Note 2 “Reimbursable Out-of-Pocket Expenses”.

Also included in prepaid expenses and other current assets are assets held for sale. Covance records long-lived assets as held for sale when a plan to sell the asset has been initiated and all other held for sale criteria have been satisfied. Assets classified as held for sale are recorded in other current assets on the consolidated balance sheet at the lower of their carrying value or fair value less cost to sell. During the first quarter of 2013, Covance completed the closure of its clinical pharmacology facility in Basel, Switzerland and initiated actions to sell that property. As a result, the $8.3 million carrying value of the property was reclassified from property and equipment to assets held for sale as of March 31, 2013. During the fourth quarter of 2013, Covance recorded an impairment charge of $2.3 million to reduce the carrying value of the Basel property to its estimated fair market value less cost to sell as of December 31, 2013. During the second quarter of 2014, after entering into negotiations with a prospective buyer of the property, Covance recorded an additional impairment charge of $2.5 million to further reduce the carrying value of the Basel property to its estimated fair market value less cost to sell of $3.5 million as of June 30, 2014. During the third quarter of 2014, Covance completed the sale of the Basel property for net cash proceeds of $3.5 million. See Note 11.

Impairment of Long-Lived Assets

Covance reviews its long-lived assets, other than goodwill and other indefinite lived intangible assets, for impairment when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based upon Covance’s judgment of its ability to recover the value of the asset from the expected future undiscounted cash flows of the related operations or the sale of the asset. Actual future cash flows may be greater or less than estimated. During the second quarter of 2014, Covance determined that the carrying values of its Chandler, Arizona and Basel, Switzerland properties, both included in the early development segment, were no longer fully recoverable from the cash flows expected from their sale, based upon changes to the Chandler property marketing plan and negotiations with a prospective buyer of the Basel property. The valuation of the Chandler property was determined with the assistance of an independent third party appraiser. The valuation was based on a value in exchange approach, which considered comparable market data regarding land values and costs associated with the highest and best use of the property, which are Level 2 inputs under the fair value hierarchy. As such, Covance recorded an asset impairment charge of $45.7 million and $2.5 million, respectively, to reduce the carrying value of these assets to their estimated fair values as of June 30, 2014. In addition, during the second quarter of 2014, Covance determined it would not develop a parcel of land in Shanghai, China, the rights to which were purchased several years ago for potential future expansion. As such, Covance recorded an asset impairment charge of $4.4 million to write-off costs capitalized in connection with initial development activities on the land and reduce the carrying value of the land use rights to its estimated fair value as of June 30, 2014. Fair value of the land use rights, which are included in the early development segment, was based upon the contractual terms of the original land grant agreement. See Note 10.

Goodwill and Other Intangible Assets and Impairment

Goodwill represents costs in excess of the fair value of net tangible and identifiable net intangible assets acquired in business combinations. Covance performs an annual test for impairment of goodwill and other indefinite lived intangible assets during the fourth quarter. Covance tests goodwill for impairment at the reporting unit level only when, after completing a qualitative analysis, it is determined that it is more likely than not that the fair value of a reporting unit is below its carrying value. This test is performed by comparing the carrying value of the reporting unit to its fair value. Covance assesses fair value based upon its estimate of the present value of the future cash flows that it expects to be generated by the reporting unit. The most recent annual test for impairment performed for 2013 indicated that no reporting units were at significant risk for impairment and there were no events or changes in circumstances through September 30, 2014 that warranted a reconsideration of our impairment test results. See Note 6.

Revenue Recognition

Covance recognizes revenue either as services are performed or products are delivered, depending on the nature of the work contracted. Historically, a majority of Covance’s net revenues have been earned under contracts which range in duration from a few months to two years, but can extend in duration up to five years or longer. Covance also has committed minimum volume arrangements with certain clients with initial terms that generally range in duration from three to ten years. Underlying these arrangements are individual project contracts for the specific services to be provided. These arrangements enable our clients to secure our services in exchange for which they commit to purchase an annual minimum dollar value (“volume”) of services. Under these types of arrangements, if the annual minimum volume commitment is not reached, the client is required to pay Covance for the shortfall. Progress towards the achievement of annual minimum volume commitments is monitored throughout the year. Annual minimum commitment shortfalls are not included in net revenues until the amount has been determined and agreed to by the client.

Service contracts generally take the form of fee-for-service or fixed-price arrangements. In cases where performance spans multiple accounting periods, revenue is recognized as services are performed, measured on a proportional-performance basis, generally using output measures that are specific to the service provided. Examples of output measures in our early development segment include the number of slides read, dosings performed, or specimens prepared for preclinical laboratory services, or number of dosings or number of volunteers enrolled for clinical pharmacology. Examples of output measures in our late-stage development segment’s Phase II-IV clinical development service offering include among others, number of investigators enrolled, number of sites initiated, number of patients enrolled and number of monitoring visits completed. Revenue is determined by dividing the actual units of work completed by the total units of work required under the contract and multiplying that percentage by the total contract value. The total contract value, or total contractual payments, represents the aggregate contracted price for each of the agreed upon services to be provided. Covance does not have any contractual arrangements spanning multiple accounting periods where revenue is recognized on a proportional-performance basis under which the Company has earned more than an immaterial amount of performance-based revenue (i.e., potential additional revenue tied to specific deliverables or performance). Changes in the scope of work are common, especially under long-term contracts, and generally result in a change in contract value. Once the client has agreed to the changes in scope and renegotiated pricing terms, the contract value is amended and revenue is recognized, as described above. Estimates of costs to complete are made to provide, where appropriate, for losses expected on contracts. Costs are not deferred in anticipation of contracts being awarded, but instead are expensed as incurred.

Billing schedules and payment terms are generally negotiated on a contract-by-contract basis. In some cases, Covance bills the client for the total contract value in progress-based installments as certain non-contingent billing milestones are reached over the contract duration, such as, but not limited to, contract signing, initial dosing, investigator site initiation, patient enrollment or database lock. The term “billing milestone” relates only to a billing trigger in a contract whereby amounts become billable and payable in accordance with a negotiated predetermined billing schedule throughout the term of a project. These billing milestones are not performance-based (i.e., potential additional arrangement consideration tied to specific deliverables or performance). In other cases, billing and payment terms are tied to the passage of time (e.g., monthly billings). In either case, the total contract value and aggregate amounts billed to the client would be the same at the end of the project. While Covance attempts to negotiate terms that provide for billing and payment of services prior or within close proximity to the provision of services, this is not always the case, as evidenced by fluctuations in the levels of unbilled receivables and unearned revenue from period to period. While a project is ongoing, cash payments are not necessarily representative of aggregate revenue earned at any particular point in time, as revenues are recognized when services are provided, while amounts billed and paid are in accordance with the negotiated billing and payment terms.

In some cases, payments received are in excess of revenue recognized. For example, a contract invoicing schedule may provide for an upfront payment of 10% of the full contract value upon contract signing, but at the time of signing, performance of services has not yet begun, and therefore, no revenue has yet been recognized. Payments received in advance of services being provided, such as in this example, are deferred as unearned revenue on the balance sheet. As the contracted services are subsequently performed and the associated revenue is recognized, the unearned revenue balance is reduced by the amount of revenue recognized during the period.

In other cases, services may be provided and revenue is recognized before the client is invoiced. In these cases, revenue recognized will exceed amounts billed, and the difference, representing an unbilled receivable, is recorded for this amount which is currently unbillable to the customer pursuant to contractual terms. Once the client is invoiced, the unbilled services are reduced for the amount billed, and a corresponding account receivable is recorded. All unbilled services are billable to customers within one year from the respective balance sheet date.

Most contracts are terminable by the client, either immediately or upon notice. These contracts often require payment to Covance of expenses to wind down the study or project, fees earned to date and, in some cases, a termination fee or a payment to Covance of some portion of the fees or profits that could have been earned by Covance under the contract if it had not been terminated early. Termination fees are included in net revenues when realization is assured. In connection with the management of multi-site clinical trials, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs (such as for travel, printing, meetings, couriers, etc.), for which it is reimbursed at cost, without mark-up or profit. Investigator fees are not reflected in total revenues or expenses where Covance acts in the capacity of an agent on behalf of the pharmaceutical company sponsor, passing through these costs without risk or reward to Covance. All other out-of-pocket costs are included in total revenues and expenses.

Taxes

Covance uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in enacted tax rates is recognized in income in the period when the change is effective.

The Company recognizes a tax benefit from an uncertain tax position only if the Company believes it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position. Components of the reserve are classified as either a current or long-term liability in the consolidated balance sheet based on when the Company expects each of the items to be settled. Covance accrues interest and penalties in relation to unrecognized tax benefits as a component of income tax expense.

As of September 30, 2014 and December 31, 2013, the balance of the reserve for unrecognized tax benefits was $9.3 million, including accrued interest of $0.9 million, and $9.0 million, including interest of $0.6 million, respectively, which is recorded as a long-term liability in other liabilities on the consolidated balance sheet. This reserve relates to exposures for income tax matters such as transfer pricing, nexus and deemed income.

The Company also maintains a tax reserve related to exposures for non-income tax matters including value-added tax, state sales and use and other taxes. The balance of this reserve was $0.7 million and $1.1 million at September 30, 2014 and December 31, 2013, respectively, and is recorded as a current liability in accrued expenses and other current liabilities on the consolidated balance sheet.

While Covance believes it has identified all reasonably identifiable exposures and the reserve it has established for identifiable exposures is appropriate under the circumstances, it is possible that additional exposures exist and that exposures may be settled at amounts different than the amounts reserved. It is also possible that changes in facts and circumstances could cause Covance to either materially increase or reduce the carrying amount of its tax reserve.

Covance’s historical policy has been to leave its unremitted foreign earnings invested indefinitely outside the United States. Covance intends to continue to leave its unremitted foreign earnings invested indefinitely outside the United States. As a result, taxes have not been provided on any of the remaining accumulated foreign unremitted earnings as of September 30, 2014.

Accumulated Other Comprehensive (Loss) Income

Covance’s accumulated other comprehensive (loss) income is comprised of foreign currency translation adjustments and actuarial gains (losses) and prior service costs in connection with its defined benefit pension and other post-retirement plans, each recorded and presented net of tax. The components of and changes in accumulated other comprehensive (loss) income are as follows:

	Foreign Currency Translation Adjustments	Defined Benefit Plans	Accumulated Other Comprehensive (Loss) Income
Balance at December 31, 2013	$67,456	$(41,710)	$25,746
Other comprehensive loss, net of tax, before reclassifications	(36,973)	—	(36,973)
Amounts reclassified from accumulated other comprehensive loss, net of tax	—	1,147	1,147

Net current-period other comprehensive loss, net of tax	(36,973)	1,147	(35,826)

Balance at September 30, 2014	$30,483	$(40,563)	$(10,080)

Amounts reclassified from accumulated other comprehensive (loss) income, net of tax, represents the amortization of actuarial losses and prior service credits to net periodic pension cost of $1.5 million, net of tax of $0.4 million. See Note 7.

Reimbursable Out-of-Pocket Expenses

As discussed in Note 2 “Prepaid Expenses and Other Current Assets”, Covance pays on behalf of its customers fees to investigators, volunteers and other out-of-pocket costs for which the Company is reimbursed at cost, without mark-up or profit. Amounts paid to volunteers and other out-of-pocket costs are reflected in operating expenses, while the reimbursements received are reflected in revenues in the consolidated statements of income. Covance excludes from revenue and expense in the consolidated statements of income fees paid to investigators and the associated reimbursement since Covance acts as an agent on behalf of the pharmaceutical company sponsors with regard to investigator payments.

Stock-Based Compensation

The Company sponsors several stock-based compensation plans pursuant to which non-qualified stock options and restricted stock awards are granted to eligible employees. These plans are described more fully in Note 8 herein and Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The grant-date fair value of awards expected to vest is expensed on a straight-line basis over the vesting period of the related awards.

Defined Benefit Pension Plans

The Company sponsors various pension and other post-retirement benefit plans. These plans are described more fully in Note 7 herein and Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The measurement of the related benefit obligations and the net periodic benefit costs recorded each year are based upon actuarial computations, which require management’s judgment as to certain assumptions. These assumptions include the discount rates to use in computing the present value of the benefit obligations and the net periodic benefit costs, the expected future rate of salary increases (for pay-related plans) and the expected long-term rate of return on plan assets (for funded plans). The discount rates are derived based on a hypothetical yield curve represented by a series of annualized individual discount rates. The expected long-term rate of return on plan assets is based on the target asset allocation and the average expected rate of growth for the asset classes invested. The average expected rate of growth is derived from a combination of historic returns, current market indicators, the expected risk premium for each asset class and the opinion of professional advisors. Liabilities related to all of Covance’s pension and other post-retirement benefit plans are measured as of December 31.

Earnings Per Share (“EPS”)

Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the period. The computation of diluted EPS is similar to the computation of basic EPS, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued; computed under the treasury stock method.

In computing diluted EPS for the three months ended September 30, 2014 and 2013, the denominator was increased by 1,899,829 shares and 2,235,418 shares, respectively, and for the nine months ended September 30, 2014 and 2013, the denominator was increased by 2,067,340 shares and 2,230,231 shares, respectively, representing the dilutive effect of all unvested restricted shares as well as those stock options outstanding at September 30, 2014 and 2013, with exercise prices less than the average market price of Covance’s common stock during each respective period. Excluded from the computation of diluted EPS for the three months ended September 30, 2014 were options to purchase 364,661 shares of common stock at prices ranging from $85.46 to $102.80 per share because the exercise prices of such options were greater than the average market price of Covance’s common stock during this period. Excluded from the computation of diluted EPS for the nine months ended September 30, 2014 were options to purchase 292,395 shares of common stock at prices ranging from $85.46 to $102.80 per share because the exercise prices of such options were greater than the average market price of Covance’s common stock during this period. Excluded from the computation of diluted EPS for the three months ended September 30, 2013 were options to purchase 27,647 shares of common stock at prices ranging from $82.50 to $94.34 per share because the exercise prices of such options were greater than the average market price of Covance’s common stock during this period.

Excluded from the computation of diluted EPS for the nine months ended September 30, 2013 were options to purchase 212,613 shares of common stock at prices ranging from $77.72 to $94.34 per share because the exercise prices of such options were greater than the average market price of Covance’s common stock during this period.

Supplemental Cash Flow Information

Cash paid for interest for the nine month periods ended September 30, 2014 and 2013 was $6.4 million and $3.9 million, respectively. Cash paid for income taxes for the nine month periods ended September 30, 2014 and 2013 totaled $23.0 million and $21.8 million, respectively. The change in income taxes payable in the consolidated statement of cash flows for the nine months ended September 30, 2014 and 2013 includes as an operating cash outflow the excess tax benefit received from the exercise of non-qualified stock options of $8.2 million and $3.9 million, respectively (a corresponding cash inflow of $8.2 million and $3.9 million, respectively, for both periods has been included in financing cash flows).

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of ASU 2014-09 is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective retrospectively for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early application is not permitted. Covance will be required to adopt ASU 2014-09 no later than the quarter beginning January 1, 2017. Covance is currently in the process of evaluating ASU 2014-09 and has not yet determined the impact, if any, ASU 2014-09 will have on its consolidated results of operations or financial position.

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 changes the requirements for reporting discontinued operations in that only the disposal of a component of an entity or a group of components of an entity, or a business activity classified as held for sale, that represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results will be reported as discontinued operations. The ASU also expands the disclosure requirements for discontinued operations and adds new disclosures about the disposal of an individually significant component of an entity that does not qualify as discontinued operations. ASU 2014-08 is effective prospectively for fiscal years beginning after December 15, 2014. Covance will be required to adopt ASU 2014-08 no later than the quarter beginning January 1, 2015. As the ASU is primarily focused on presentation and disclosure, it is not expected to have an impact on Covance’s consolidated results of operations or financial position.

Subsequent Events

Subsequent events are defined as those events or transactions that occur after the balance sheet date, but before the financial statements are filed with the Securities and Exchange Commission. See Note 13.

3. Treasury Stock

The Board of Directors has, from time to time, approved stock repurchase programs enabling Covance to repurchase shares of its common stock. In December 2013, the Covance Board of Directors authorized the repurchase of up to $100 million of the Company’s outstanding common stock (the “2013 Repurchase Program”). The 2013 Repurchase Program was completed as of June 30, 2014. In January 2012, the Covance Board of Directors authorized the repurchase of up to $300 million of the Company’s outstanding common stock (the “2012 Repurchase Program”). The 2012 Repurchase Program was completed as of December 31, 2013. In addition to the Board approved share repurchase programs, Covance also reacquires shares of its common stock when employees tender shares to satisfy income tax withholdings associated with the vesting of stock awards.

The following table sets forth the treasury stock activity during the nine month periods ended September 30, 2014 and 2013:

	Nine Months Ended September 30
	2014		2013
(amounts in thousands)	$	# shares	$	# shares
Shares repurchased in connection with:
Board approved buyback programs	$100,000	1,149.2	$20,000	262.3
Employee benefit plans	13,906	138.1	9,505	136.8

Total	$113,906	1,287.3	$29,505	399.1

4. Equity Investments

In March 2013, Covance sold its entire investment in BioClinica, Inc. (“BIOC”) for cash proceeds of $17.1 million. The cost basis in the investment was $1.4 million, resulting in a realized gain on the sale of approximately $15.7 million or $10.2 million, net of tax.

In June 2013, Covance received an additional $0.7 million in contingent consideration in connection with the sale of its investment in Caprion Proteomics (“Caprion”), upon the release of funds held in escrow, which was recorded as an additional gain on the sale.

5. Long-Term Debt and Credit Facilities

Long-Term Debt

In November 2013, Covance entered into a private placement of senior notes (“Senior Notes”) in an aggregate principal amount of $250 million pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”) dated October 2, 2013. The Senior Notes were issued in four series and are reflected in long-term debt on the consolidated balance sheets as of both September 30, 2014 and December 31, 2013:

3.25% Senior Notes, Series 2013A due November 15, 2018	$15,000
3.90% Senior Notes, Series 2013B due November 15, 2020	50,000
4.50% Senior Notes, Series 2013C due November 15, 2023	90,000
4.65% Senior Notes, Series 2013D due November 15, 2025	95,000

Total long-term debt outstanding	$250,000

Interest on the Senior Notes is payable semiannually on May 15th and November 15th of each year. The Senior Notes rank equally with all outstanding indebtedness. Costs associated with the Note Purchase Agreement, which consisted primarily of bank and legal fees totaling $0.9 million, are being amortized ratably over the terms of the Senior Notes. The proceeds were used to pay down existing indebtedness.

The Note Purchase Agreement contains various financial and other covenants and is guaranteed by certain of Covance’s domestic subsidiaries. At September 30, 2014, Covance was in compliance with the terms of the Note Purchase Agreement.

Credit Facilities

In June 2014, Covance amended its credit facility, which was not due to expire until March 2017, primarily to obtain improved market pricing. The amended credit agreement (the “Credit Agreement”) provides for a revolving credit facility of up to $500 million. At both September 30, 2014 and December 31, 2013, there were no outstanding borrowings and $2.9 million of outstanding letters of credit under the credit facilities. Interest on all outstanding borrowings under the Credit Agreement varies in accordance with the terms of the Credit Agreement and is presently based upon the London Interbank Offered Rate plus a margin of 100 basis points. Interest on all outstanding borrowings under the previous credit facility was based upon the London Interbank Offered Rate plus a margin of 125 basis points. Interest on outstanding borrowings approximated 1.19% per annum and 1.47% per annum during the three and nine months ended September 30, 2014, respectively. Interest on outstanding borrowings approximated 1.45% per annum and 1.46% per annum during the three and nine months ended September 30, 2013, respectively. Costs associated with the Credit Agreement, which expires in June 2019, consisted primarily of bank and legal fees totaling $0.9 million and are being amortized over the five-year term.

The Credit Agreement contains various financial and other covenants and is collateralized by guarantees of certain of Covance’s domestic subsidiaries. At September 30, 2014, Covance was in compliance with the terms of the Credit Agreement.

6. Acquisitions and Divestitures

In August 2014, Covance sold its antibody products service line, located in Dedham, Massachusetts, which was part of the early development segment, to BioLegend Inc. for initial net cash proceeds of $18.1 million (subject to the final reconciliation of working capital) and recognized a pre-tax gain of $13.4 million ($11.9 million net of tax). Goodwill was reduced by $0.5 million as a result of the sale.

In May 2014, Covance acquired 100% of the stock of Medaxial, a London-based value communication consultancy, for total consideration of $11.7 million, as to which $10.5 million has been paid with the balance contingently payable based upon the achievement of certain performance based milestones through 2016. Transaction related costs totaled $0.4 million and were included in selling, general & administrative expense in the period incurred. Net tangible and intangible assets acquired in the acquisition were included in the consolidated financial statements beginning in May 2014 based on their estimated fair values of $0.1 million and $1.6 million, respectively. Intangible assets, which consisted primarily of existing customer relationships and non-compete agreements, are being amortized over a five year weighted average life. Goodwill of $10.0 million resulting from the acquisition arises largely from the synergies expected from combining Medaxial’s operations with our existing market access service line, as well as from the benefits derived from Medaxial’s assembled workforce. None of the goodwill recognized is expected to be deductible for tax purposes. Results of operations for Medaxial are reported in Covance’s late-stage development segment.

In January 2014, Covance completed the sale of certain assets of its genomics laboratory, located in Seattle, Washington, which was part of the early development segment, to Laboratory Corporation of America Holding for total net proceeds of $10.4 million, of which $10.2 million was received as of September 30, 2014, and recognized a pre-tax gain of $1.6 million ($1.0 million net of tax) from the sale. Goodwill was reduced by $1.3 million as a result of the sale.

7. Defined Benefit Plans

Covance sponsors various pension and other post-retirement benefit plans.

Defined Benefit Pension Plans

Covance sponsors two defined benefit pension plans for the benefit of its employees at two United Kingdom subsidiaries and one defined benefit pension plan for the benefit of its employees at a German subsidiary, all of which are legacy plans of previously acquired companies. Benefit amounts for all three plans are based upon years of service and compensation. The German plan is unfunded, while the United Kingdom pension plans are funded. Covance’s funding policy has been to contribute annually a fixed percentage of the eligible employee’s salary at least equal to the local statutory funding requirements. Pension plan assets are administered by the plans’ trustees and are principally invested in equity and debt securities and annuities.

The components of net periodic pension cost for these plans for the three and nine month periods ended September 30, 2014 and 2013 are as follows:

	United Kingdom Plans		German Plan
	Three Months Ended September 30		Three Months Ended September 30
	2014	2013	2014	2013
Components of Net Periodic Pension Cost:
Service cost	$578	$461	$197	$194
Interest cost	2,367	1,965	169	153
Expected return on plan assets	(3,361)	(2,501)	—	—
Amortization of net actuarial loss	372	155	60	57

Net periodic pension (income) cost	$(44)	$80	$426	$404

	United Kingdom Plans		German Plan
	Nine Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Components of Net Periodic Pension Cost:
Service cost	$1,728	$1,383	$603	$580
Interest cost	7,075	5,896	517	457
Expected return on plan assets	(10,045)	(7,506)	—	—
Amortization of net actuarial loss	1,112	464	184	170

Net periodic pension (income) cost	$(130)	$237	$1,304	$1,207

Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate	4.60%	4.60%	3.50%	3.50%
Expected rate of return on assets	6.15%	5.30%	n/a	n/a
Salary increases	4.00%	3.60%	2.00%	2.00%

Supplemental Executive Retirement Plan

In addition to these foreign defined benefit pension plans, Covance also has a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is not funded, is intended to provide retirement benefits for certain executive officers of Covance. Benefit amounts are based upon years of service and compensation of the participating employees.

The components of net periodic pension cost for the three and nine month periods ended September 30, 2014 and 2013 are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Components of Net Periodic Pension Cost:
Service cost	$402	$377	$1,206	$1,131
Interest cost	248	181	744	543
Amortization of prior service credit	(30)	(30)	(90)	(90)
Amortization of net actuarial loss	148	142	444	426

Net periodic pension cost	$768	$670	$2,304	$2,010

Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate	3.90%	3.20%	3.90%	3.20%
Salary increases	3.25%	3.25%	3.25%	3.25%

Post-Employment Retiree Health and Welfare Plan

Covance also sponsors a post-employment retiree health and welfare plan for the benefit of eligible employees at certain U.S. subsidiaries who retire after satisfying service and age requirements. This plan is funded on a pay-as-you-go basis and the cost of providing these benefits is shared with the retirees.

The components of net periodic post-retirement benefit cost for the three and nine month periods ended September 30, 2014 and 2013 are as follows:

	Three Months Ended September 30			Nine Months Ended September 30
	2014		2013	2014		2013
Components of Net Periodic Post-retirement Benefit Cost:
Service cost	$11		$18	$33		$54
Interest cost	62		60	187		179

Net periodic post-retirement benefit cost	$73		$78	$220		$233

Assumptions Used to Determine Net Periodic Post-retirement Benefit Cost:
Discount rate	4.40%		3.60%	4.40%		3.60%
Health care cost trend rate	7.00	%(a)	7.50%	7.00	%(a)	7.50%

(a)	decreasing to ultimate trend of 5.00% in 2018

8. Stock-Based Compensation Plans

Covance sponsors several employee stock-based compensation plans which are described more fully in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

In May 2014, Covance’s shareholders approved the 2014 Employee Equity Participation Plan (the “2014 EEPP”) in replacement of the 2013 Employee Equity Participation Plan (the “2013 EEPP”). Effective upon approval of the 2014 EEPP, no further grants or awards were permitted under the 2013 EEPP. Shares remaining available for grant under the 2013 EEPP are available for grant under the 2014 EEPP. The 2014 EEPP became effective on May 6, 2014 and will expire on May 5, 2024. The 2014 EEPP authorizes the Compensation and Organization Committee of the Board of Directors (the “Compensation Committee”), or such committee as is appointed by the Covance Board of Directors, to administer the 2014 EEPP and to grant awards to employees of Covance. The 2014 EEPP authorizes the Compensation Committee to grant the following awards: options to purchase common stock; stock appreciation rights; and other stock awards either singly or in combination. Shares granted, other than options or SARs, shall be counted against the shares available for grant based upon the ratio of 2.29 for every one share granted. The exercise period for stock options granted under the 2014 EEPP is determined by the Compensation Committee at the time of grant, and is generally ten years from the date of grant. The vesting period for stock options and stock awards granted under the 2014 EEPP is determined by the Compensation Committee at the time of grant. Beginning in 2012, options and restricted stock awards are generally granted with a pro rata four year vesting period, whereas previously, they were generally granted with a pro rata three year vesting period. Performance-based restricted stock awards generally vest over a three year period. The number of shares of Covance common stock initially available for grant under the 2014 EEPP totaled approximately 2.5 million plus approximately 2.3 million shares remaining available under the 2013 EEPP at the time the 2014 EEPP was approved. All grants and awards under the 2013 EEPP remaining outstanding are administered in accordance with the provisions of the 2013 EEPP out of shares issuable under the 2014 EEPP. The Company may issue authorized but previously unissued shares or treasury shares when options are exercised or for stock awards. There have been no grants of stock appreciation rights under the 2013 EEPP or the 2014 EEPP. At September 30, 2014 there were approximately 4.9 million shares remaining available for grants under the 2014 EEPP.

The grant-date fair value of stock option awards is estimated using an option pricing model as more fully described in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The grant-date fair value of options expected to vest is expensed on a straight-line basis over the vesting period of the related awards.

The following table sets forth the weighted average assumptions used to calculate the fair value of options granted for both the three and nine month periods ended September 30, 2014 and 2013:

	Three and Nine Months Ended September 30
	2014	2013
Expected stock price volatility	31%	36%
Range of risk free interest rates	0.02% - 2.67%	0.09% - 2.03%
Expected life of options (years)	5.2	5.4

Restricted stock awards are granted subject to either service conditions (restricted stock) or service and performance conditions (performance-based shares). The grant-date fair value of restricted stock and performance-based share awards, which has been determined based upon the market value of Covance’s shares on the grant date, is expensed on a straight-line basis over the vesting period of the related awards.

Results of operations for the three month period ended September 30, 2014 include total stock-based compensation expense of $11.2 million ($7.7 million net of tax benefit of $3.5 million), $4.7 million of which has been included in cost of revenue and $6.5 million of which has been included in selling, general and administrative expenses. Results of operations for the nine month period ended September 30, 2014 include total stock-based compensation expense of $31.0 million ($21.2 million net of tax benefit of $9.8 million), $13.3 million of which has been included in cost of revenue and $17.7 million of which has been included in selling, general and administrative expenses. Results of operations for the three month period ended September 30, 2013 include total stock-based compensation expense of $10.6 million ($7.3 million net of tax benefit of $3.3 million), $4.8 million of which has been included in cost of revenue and $5.8 million of which has been included in selling, general and administrative expenses. Results of operations for the nine month period ended September 30, 2013 include total stock-based compensation expense of $29.9 million ($20.5 million net of tax benefit of $9.4 million), $13.3 million of which has been included in cost of revenue and $16.6 million of which has been included in selling, general and administrative expenses.

9. Facility Consolidation and Other Cost Reduction Actions

During 2012, Covance commenced a series of actions to better align capacity to preclinical market demand and reduce overhead in its early development segment, as well as to improve future profitability by streamlining its overall cost structure, including its corporate and functional support infrastructure and consolidating facilities in connection with the rationalization of its data centers. These actions included the closure of the Company’s toxicology facility in Chandler, Arizona, its clinical pharmacology facilities in Honolulu, Hawaii and Basel, Switzerland, as well as a capacity and workforce reduction in Muenster, Germany. In 2014, additional actions were initiated in our late-stage development segment to better align capacity to expected demand. These actions are all expected to be completed in 2014.

The following table sets forth the costs associated with the restructuring component of costs incurred in connection with these actions during the three and nine month periods ended September 30, 2014 and 2013:

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Employee separation costs	$1,211	$815	$5,833	$4,960
Lease and facility exit costs	—	(32)	(222)	595
Accelerated depreciation and amortization	—	—	—	1,497
Other costs	462	1,273	965	4,533

Total	$1,673	$2,056	$6,576	$11,585

During the three months ended September 30, 2014 and 2013, restructuring costs of $1.7 million and $2.1 million, respectively, have been included in selling, general and administrative expenses. During the nine months ended September 30, 2014 and 2013, restructuring costs of $6.6 million and $10.1 million, respectively, have been included in selling, general and administrative expenses and during the 2013 nine month period, $1.5 million has been included in depreciation and amortization.

The following table sets forth the restructuring costs by segment incurred in connection with these actions during the three and nine month periods ended September 30, 2014 and 2013:

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Early Development	$485	$681	$1,286	$5,550
Late-Stage Development	1,146	533	4,454	3,794
Corporate expenses	42	842	836	2,241

Total	$1,673	$2,056	$6,576	$11,585

Total costs for these actions are expected to approximate $56 million, including $34 million in employee separation costs, $5 million in lease and facility exit costs, $5 million in accelerated depreciation and amortization and $12 million in other costs. Costs by segment are expected to total $38 million in our early development segment, $10 million in our late-stage development segment and $8 million in corporate expenses.

Cumulative costs for these actions through September 30, 2014 totaled $53.8 million, of which $48.8 million was included in selling, general and administrative expenses and $5.0 million was included in depreciation and amortization. Cumulative costs incurred by category for these actions through September 30, 2014 totaled $33.8 million in employee separation costs, $4.4 million in lease and facility exit costs, $5.0 million in accelerated depreciation and $10.6 million in other costs. Cumulative costs incurred by segment through September 30, 2014 totaled $37.1 million in our early development segment, $9.8 million in our late-stage development segment and $6.9 million in corporate expenses.

The following table sets forth the rollforward of the restructuring activity for the nine months ended September 30, 2014:

Description	Balance, Dec 31, 2013	Total Charges	Cash Payments	Other	Balance, Sep 30, 2014
Employee separation costs	$2,304	$5,833	$(6,133)	$(10)	$1,994
Lease and facility exit costs	2,774	(222)	(753)	—	1,799
Other costs	142	965	(968)	5	144

Total	$5,220	$6,576	$(7,854)	$(5)	$3,937

Other costs include charges incurred in connection with transitioning services from sites being closed and legal and professional fees.

In addition to the above restructuring costs, in the three and nine months ended September 30, 2014, Covance incurred $1.5 million and $5.0 million, respectively, in costs associated with other cost reduction actions, primarily to consolidate certain corporate support functions, as well as property tax and depreciation expense on facilities that have been closed but not yet disposed of. During the three and nine months ended September 30, 2014, $0.1 million and $2.7 million, respectively, were included in selling, general and administrative expense and $1.4 million and $2.2 million, respectively, were included in depreciation and amortization. During the three and nine months ended September 30, 2014, $1.6 million and $3.0 million, respectively, were included in our early development segment, $(0.1) million and $0.02 million, respectively, were included in our late-stage development segment, and $0.03 million and $1.9 million, respectively, were included in corporate expenses. During the three and nine months ended September 30, 2013, Covance incurred $2.8 million and $5.5 million, respectively, in these costs ($2.4 million and $4.5 million, respectively, included in selling, general and administrative expense and $0.4 million and $1.0 million, respectively, included in depreciation and amortization). During the three and nine months ended September 30, 2013, $0.9 million and $2.0 million, respectively, were included in our early development segment and $1.9 million and $3.5 million, respectively, were included in corporate expenses.

10. Asset Impairments

Covance reviews its long-lived assets, other than goodwill and other indefinite lived intangible assets, for impairment when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based upon Covance’s judgment of its ability to recover the value of the asset from the expected future undiscounted cash flows of the related operations or the sale of the asset. During the second quarter of 2014, Covance determined that the carrying values of its Chandler, Arizona and Basel, Switzerland properties, both included in the early development segment, were no longer fully recoverable from the cash flows expected from their sale, based upon changes to the Chandler property marketing plan and negotiations with a prospective buyer of the Basel property. The valuation of the Chandler property was determined with the assistance of an independent third party appraiser. The valuation was based on a value in exchange approach, which considered comparable market data regarding land values and costs associated with the highest and best use of the property, which are Level 2 inputs under the fair value hierarchy. As such, Covance recorded an asset impairment charge of $45.7 million and $2.5 million, respectively, to reduce the carrying value of these assets to their estimated fair values as of June 30, 2014. In addition, during the second quarter of 2014, Covance determined it would not develop a parcel of land in Shanghai, China, the rights to which were purchased several years ago for potential future expansion. As such, Covance recorded an asset impairment charge of $4.4 million to write-off costs capitalized in connection with initial development activities on the land and reduce the carrying value of the land use rights to its estimated fair value as of June 30, 2014. Fair value of the land use rights, which are included in the early development segment, was based upon the contractual terms of the original land grant agreement.

11. Assets Held for Sale

Covance records long-lived assets as held for sale when a plan to sell the asset has been initiated and all other held for sale criteria have been satisfied. Assets classified as held for sale are recorded in other current assets on the consolidated balance sheet at the lower of their carrying value or fair value less cost to sell. Fair value is generally determined based on the value of comparable assets sold in the related market and is considered a Level 2 valuation in the fair value hierarchy. It is the intention of Covance to complete the sale of these assets within the upcoming year.

During the first quarter of 2013, Covance completed the closure of its clinical pharmacology site in Basel, Switzerland, which is part of the early development segment, and initiated actions to sell that property. As a result, the $8.3 million carrying value of the property was reclassified from property and equipment to assets held for sale as of March 31, 2013. During the fourth quarter of 2013, Covance recorded an impairment charge of $2.3 million to reduce the carrying value of the Basel property to its estimated fair market value less cost to sell as of December 31, 2013. During the second quarter of 2014, after entering into negotiations with a prospective buyer of the property, Covance recorded an additional impairment charge of $2.5 million to further reduce the carrying value of the Basel property to its estimated fair market value less cost to sell of $3.5 million as of June 30, 2014. During the third quarter of 2014, Covance completed the sale of the Basel property for net cash proceeds of $3.5 million.

Also included in assets held for sale is a parcel of land located in Vienna, Virginia, which was previously the site of a toxicology facility, in Covance’s early development segment, that was closed in the fourth quarter of 2011. The property has a carrying value of approximately $30.4 million at September 30, 2014 and the Company is currently in negotiations for the sale of the property.

12. Segment Information

Covance has two reportable segments: early development and late-stage development. Early development services, which includes Covance’s discovery support services, preclinical and clinical pharmacology service capabilities, involve evaluating a new compound for safety and early effectiveness as well as evaluating the absorption, distribution, metabolism and excretion of the compound in the human body. It is at this stage that a pharmaceutical company, based on available data, will generally decide whether to continue further development of a drug. Late-stage development services, which includes Covance’s central laboratory, Phase II-IV clinical development and market access services, are geared toward demonstrating the clinical effectiveness of a compound in treating certain diseases or conditions, obtaining regulatory approval and maximizing the drug’s commercial potential. The accounting policies of the reportable segments are the same as those described in Note 2.

Segment revenues, operating income and total assets for the three and nine months ended September 30, 2014 and 2013 are as follows:

	Early Development		Late-Stage Development		Other Reconciling Items		Total
Three months ended September 30, 2014
Total revenues from external customers	$234,810		$392,265		$43,922	(a)	$670,997
Operating income	$31,477	(d)	$86,432	(e)	$(41,390	)(b)	$76,519
Total assets	$1,058,144		$1,210,356		$263,828	(c)	$2,532,328

Three months ended September 30, 2013
Total revenues from external customers	$220,357		$386,365		$40,328	(a)	$647,050
Operating income	$27,185	(d)	$86,848	(e)	$(51,411	)(b)	$62,622
Total assets	$1,136,859		$1,074,242		$227,213	(c)	$2,438,314

Nine months ended September 30, 2014
Total revenues from external customers	$684,232		$1,202,351		$137,810	(a)	$2,024,393
Operating income	$28,529	(d)	$266,535	(e)	$(132,393	)(b)	$162,671
Total assets	$1,058,144		$1,210,356		$263,828	(c)	$2,532,328

Nine months ended September 30, 2013
Total revenues from external customers	$642,215		$1,137,004		$146,142	(a)	$1,925,361
Operating income	$65,624	(d)	$249,297	(e)	$(152,538	)(b)	$162,383
Total assets	$1,136,859		$1,074,242		$227,213	(c)	$2,438,314

(a)	Represents revenues associated with reimbursable out-of-pocket expenses.

(b)	Represents corporate expenses (primarily information technology, marketing, communications, human resources, finance, legal and stock-based compensation expense). Corporate expenses include charges associated with restructuring and cost reduction actions of $74 and $2,732 for the three and nine months ended September 30, 2014, respectively, and $2,752 and $5,779 for the three and nine months ended September 30, 2013, respectively.
(c)	Represents corporate assets.
(d)	Early Development operating income includes asset impairment charges totaling $52,564 for the nine months ended September 30, 2014, and charges associated with restructuring and cost reduction actions of $2,052 and $4,333 for the three and nine months ended September 30, 2014, respectively, and $1,608 and $7,503 for the three and nine months ended September 30, 2013, respectively.
(e)	Late-Stage Development operating income includes charges associated with restructuring and cost reduction actions of $1,077 and $4,473 for the three and nine months ended September 30, 2014, respectively, and $533 and $3,794 for the three and nine months ended September 30, 2013, respectively.

13. Subsequent Events

On November 2, 2014, Covance entered into an Agreement and Plan of Merger (the “Agreement”) with Laboratory Corporation of America Holdings (“LabCorp”). Under the Agreement, LabCorp will acquire 100% of the outstanding shares of Covance common stock. Shareholders of Covance will, for each share of common stock, receive $75.76 in cash and 0.2686 shares of LabCorp common stock. The transaction is subject to the approval of Covance shareholders, as well as other customary closing conditions, and is expected to close in the first quarter of 2015 upon satisfaction of those closing conditions.

Covance completed an evaluation of the impact of any subsequent events through the date these financial statements were issued, and determined there were no other subsequent events requiring disclosure in or adjustment to these financial statements.